Exhibit 10.1
Amendment No. 1
to the
Dover Corporation Senior Executive Change-in-Control Severance Plan

WHEREAS, Dover Corporation (the “Corporation”) has previously established the Dover Corporation Senior Executive Change-in-Control Severance Plan (the “Plan”); and

WHEREAS, pursuant to Article 11 of the Plan, the Benefits Committee has the authority to amend the Plan on behalf of the Corporation; and

WHEREAS, the Benefits Committee deems it advisable to amend the Plan as set forth below.

NOW, THEREFORE, BE IT

RESOLVED, that effective January 1, 2012, the Plan is amended by deleting the last sentence of the fourth bullet point of Article 5 of the Plan in its entirety and replacing it with the following:

"Payments to you shall be made sixty (60) days from your Date of Termination as provided in this Article 5 above but only if you have executed such Separation Agreement and Release within forty-five (45) days following the Date of Termination and the applicable revocation period has expired. Where the forty-five (45) day period extends into the next year, payment shall be made in the next taxable year. If you should fail to execute such Separation Agreement and Release within forty-five (45) days following the Date of Termination or should you later revoke or violate the Separation Agreement and Release, the Company shall not have any obligation to make the payments contemplated under this Plan and you shall refund any Severance Payments made to you."

RESOLVED, that except as specifically provided in the text of this amendment, the Plan shall remain in full force and effect in accordance with its terms prior to the amendment.